Exhibit 99.2

Shareholder Letter and COVID-19 Update

April 7, 2020

Dear Pixelworks Shareholders,

Given this unprecedented time of uncertainty, I wanted to take the opportunity to update you on the current status of Pixelworks and hopefully shed some light on all that the company has been doing to adjust to our new normal.

As we outlined on our last earnings call, the first half of 2020 would be a very busy time for Pixelworks; we anticipated no less than a dozen new phone launches from seven different Mobile customers. Some of these launches are now behind us, including models from Black Shark, OPPO, HMD (Nokia) and TCL. We are still on track to meet our anticipated target, and the Pixelworks team is working hard to continue this momentum through the second half of 2020. In addition, we continue to support our Projector customers with the adoption of our newest SoC solutions, signed a development contract with a new customer for a Video Delivery platform using our advanced 4K transcoder SoC in Japan, and made tangible progress with our TrueCut content mastering and delivery platform.

We have accomplished all of this despite the extremely challenging business environment that COVID-19 has inflicted upon the world. Pixelworkers are located in offices throughout Asia and America. Our largest footprint is in China, with a little over 50% of our staff divided between Shanghai and Shenzhen. In addition, we have offices in Taiwan, Japan, Toronto, Portland (Oregon), and San Jose, California (our headquarters). Our China offices were the first to be impacted, in late January and most of February, but as our China team slowly came back from the COVID-19 disruption, we enabled all critical functions, from IC development to sales to algorithm and software development, to work remotely through virtual workspaces.

Since the beginning of March, our Shanghai and Shenzhen offices have reopened and are at full staffing. Our offices and supply chain partners in Taiwan are fully functional and have not gone on lock down. As of today, our Japan and North American offices are currently working remotely but are fully operational. In summary - the Pixelworks team has been agile and committed to our mission while adhering to all local and federal safety requirements. The health and well-being of our employees is paramount, and part of that well-being is keeping all of our staff employed and engaged in supporting our customers and new product developments.

Action Taken
While the impact of COVID-19 on China has improved, the rest of the world is now struggling. Each country has responded differently with their respective efforts to mitigate the health and economic impacts of this pandemic to their populations. Over the last month, our Board of Directors and executive team has met weekly and focused the company on cost containment and accelerating the execution on new product solutions. The following actions have been taken in order to prepare for a prolonged economic recovery while keeping the organization focused on our customers and strategic initiatives. As of April 1st, 2020, the following actions have been implemented:

•	Both the CEO and the CFO have taken a 10% base salary reduction.

•	The Board of Directors has agreed to take Restricted Stock Units (RSUs) in lieu of their director fees for the full year of 2020.

•	The Executive staff have agreed to reduce their base salary by 10% in exchange for RSUs.

•	The Executive Bonus Program for 2020 has been eliminated. All other bonus and sales incentive programs are still in place.

•	Annual Merit increases for all employees will be delayed by one quarter.

•	With the exception of a few critical hiring requisitions, all hiring has been put on hold.

•	With the exception of critical travel within China, all company travel has been suspended.

•	A program has been offered to senior management to exchange up to 10% of their quarterly base salary for RSUs.

We will review the need to continue these actions on a quarterly basis.

The combination of a 10% base salary reduction for the CEO/CFO and the elimination of the Executive bonus program will reduce 2020 targeted cash compensation to each of our executives by 33% to 55%. All of the actions listed above will allow Pixelworks to reduce cash operating expenses by at least 10% for the year while retaining 100% of our employees. We will continue to look for ways to reduce operating expenses without impacting productivity of the organization.

In addition to these actions, we have managed our cash prudently and have tapped our credit facility for approximately $5.1 million, resulting in a Q1 ending cash balance of approximately $20.4 million.

Positioning for the Future
As we witness the human tragedy unfolding on a daily basis around the world, our hearts are with those most impacted by COVID-19. But we also understand that just as it had a beginning, this pandemic will have an end, and we are doing what we can to position Pixelworks to thrive in the post-COVID-19 world.

Our team is focused on the wave of High Frame Rate, 5G-enabled mobile devices that will bring a richer, more engaging entertainment experience to the consumer. We are collaborating with our customers and ecosystem partners to define and deliver advanced visual solutions that will help continue to bridge the gap between content creation and advanced display technology.

I personally encourage all of you to adhere to your local guidelines with regards to social distancing, and to reach out and support your local community in any way you can.

Sincerely,

Todd DeBonis
President & CEO
Pixelworks, Inc.

Safe Harbor Statement

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “expect”, “believe,” “anticipate” and similar terms or the negative of such terms, and include, without limitation, statements about the Company’s momentum in the second half of 2020, the impact of the COVID-19 pandemic, and the impact of our actions to address economic uncertainty and our quarterly review thereof. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation: the impact of the COVID-19 pandemic (including any changes in laws or regulations in reaction to same) on Company personnel, on Company suppliers, and on Company customers and their respective end markets, and changes as a result of risks related to our business in general. More information regarding potential factors that could affect the Company's financial results and could cause actual results to differ materially from those discussed in the forward-looking statements is included from time to time in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2019 as well as subsequent SEC filings.

The forward-looking statements contained in this letter are as of the date of this filing, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.